Exhibit 3.1

DIVERSIFIED HEALTHCARE TRUST

ARTICLES SUPPLEMENTARY

Diversified Healthcare Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Trustees of the Trust (the “Board”) and notwithstanding any other provision in the Articles of Amendment and Restatement of the Trust (the “Charter”) or the Bylaws of the Trust to the contrary, the Trust elects not to be subject to Section 3-803 of the MGCL. Notwithstanding any other provision of the Charter, a Trustee may not be removed without cause.

SECOND: The Trust’s election not to be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned officer acknowledges these Articles Supplementary to be the official act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President, and attested to by its Secretary, on this 19th day of May, 2020.

ATTEST	DIVERSIFIED HEALTHCARE TRUST

/s/ Jennifer B. Clark	By:	/s/ Jennifer F. Francis	(SEAL)
Jennifer B. Clark		Jennifer F. Francis
Secretary		President and Chief Operating Officer